Exhibit (h)(23)

FEE WAIVER AGREEMENT

This FEE WAIVER AGREEMENT is made as of April 1, 2012 by and between THE NORTHERN TRUST COMPANY (“TNTC”) and Northern Institutional Funds (the “Trust”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, TNTC serves as custodian and transfer agent to the Liquid Assets Portfolio (the “Portfolio”) pursuant to a Custodian Agreement dated June 8, 1992, as amended (the “Custodian Agreement”) and a Revised and Restated Transfer Agency Agreement dated January 8, 1993, as amended (the “Transfer Agency Agreement”), respectively; and

WHEREAS, TNTC, as the Portfolio’s custodian and transfer agent, has voluntarily waived the full amount of contractual fees payable by the Portfolio under the Custodian and Transfer Agency Agreements; and

WHEREAS, TNTC, as the Portfolio’s custodian and transfer agent, now desires to contractually commit to a waiver of the full amount of contractual fees payable by the Portfolio under the Custodian and Transfer Agency Agreements until at least April 1, 2013; and

WHEREAS, TNTC represents that the quality and quantity of its services under the Custodian Agreement or Transfer Agency Agreement will not be affected by this commitment and that its obligations under those Agreements will remain unchanged in all respects.

NOW, THEREFORE, for good and valuable consideration receipt of which is hereby acknowledged, TNTC, intending to be legally bound, agrees as follows:

1. Effective on the date hereof, TNTC waives its contractual fees payable under the Custodian Agreement and Transfer Agency Agreement for the Portfolio until at least April 1, 2013.

2. This Agreement shall continue automatically for periods of one year (each such one year period, a “Renewal Year”) unless TNTC provides 60 days’ written notice of termination prior to the end of the current Initial Term or then current Renewal Year.

3. TNTC acknowledges and agrees that it shall not be entitled to collect on or make a claim for fees waived pursuant to this Agreement at any time in the future.

IN WITNESS WHEREOF, TNTC has caused this instrument to be executed by its officers designated below as of the day and year first above written.

THE NORTHERN TRUST COMPANY

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President

NORTHERN INSTITUTIONAL FUNDS

By:	/s/ Lloyd A. Wennlund
Name:	Lloyd A. Wennlund
Title:	President